EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Krispy Kreme Doughnuts, Inc. of our report dated March 6, 2000, except as to Note 18 for which the date is March 13, 2000, relating to the financial statements of Krispy Kreme Doughnut Corporation as of January 30, 2000 and January 31, 1999 and for the three years ended January 30, 2000, which appears in the Registration Statement on Form S-1 (No. 333-92909) dated April 4, 2000. We also consent to the incorporation by reference of our report dated March 6, 2000 relating to the financial statement schedule of Krispy Kreme Doughnut Corporation, which appears in such Registration Statement on Form S-1.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Greensboro, North Carolina
October 4, 2000